Exhibit 10.1

PERSONAL & CONFIDENTIAL
TO:        Nicholas J. Shears
FROM:    D. Christian Koch
DATE:        August 9, 2022
This letter agreement (the “Agreement”) outlines the terms and conditions under which, after your retirement from the Company, you will be engaged as a consultant to Carlisle Companies Incorporated and, to the extent applicable, its subsidiaries and affiliates (collectively, the “Company”).
1.So long as you have retired from the Company by September 30, 2022, the term of your consultancy (“Term”) will commence on October 1, 2022 and end on June 30, 2023. In your capacity as a consultant, you will perform all services and projects and assist with a smooth transition of your current position as may be requested by the Chair and Chief Executive Officer of the Company, including attendance and participation in meetings with constituents of the Company.
2.As consideration for your consultancy services, the Company will pay you $117,350 per month on the fifteenth day of each month during the Term. The Company also agrees to pay you a full year cash bonus with respect to 2022 based on a target bonus opportunity of 75% of $704,000, adjusted by the level of achievement of the financial performance measures established for your current position by the Compensation Committee for 2022 (applied consistent with past practices), such payment to be determined and made following the Compensation Committee’s approval in February 2023, but in all events payable no later than March 15, 2023. The Company will report the full amounts of the consulting payments to you by filing Form 1099-NEC with the Internal Revenue Service without any withholdings or employment-related deductions. With respect to the consulting payments, you agree to accept exclusive liability for complying with all applicable state and federal tax laws governing self-employed individuals. Any bonus payment made to you under this Agreement will be subject to applicable employment-related withholding taxes.
3.Your relationship with the Company under this Agreement will be that of an independent contractor and nothing in this Agreement should be construed to create an employer-employee relationship between you and the Company. You shall not be an agent of the Company and will not be authorized to make any representation, warranty, contract, or commitment on behalf of the Company.
4.The payments under this Agreement are intended to be either exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and this Agreement shall be interpreted consistent with this intent. The Company agrees that upon your retirement from the Company preceding the commencement of the Term of this Agreement, you will incur a “separation from service” for purposes of Section 409A and, as such, you will only be required to provide consulting services under this Agreement consistent with your incurring a “separation from service” on such date. Your right to receive monthly consulting payments under this Agreement shall be treated as a right to receive a series of separate and distinct payments. With respect to any payment under this Agreement that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service” (after applying all applicable exemptions), such payment shall be made

16430 N. Scottsdale Road, Suite 400, Scottsdale, AZ 85254 480.781.5000 www. carlisle.com or provided on the first business day following the expiration of the six (6)-month period measured from the commencement date of the Term (“Delay Period”) and upon such date, any payments delayed pursuant to this sentence (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to you on the first business day following the Delay Period.
5.This Agreement will be governed by the laws of the State of Arizona and any proceeding arising out of or relating to this Agreement will be in the United States District Court for the District of Arizona or the Maricopa County, Arizona Superior Court, and you agree to be subject to the personal jurisdiction of these courts.
6.This Agreement sets forth the entire agreement between you and the Company with respect to the subject matter hereof and sets forth all amounts payable to you in connection with your consultancy for the Company. This Agreement may not be modified except by a writing signed by both parties.
Please review and sign two copies of this Agreement as your acknowledgement and agreement to the above terms and conditions and return one copy to me. The other copy is for your records.

                    CARLISLE COMPANIES INCORPORATED

By: /s/ D. Christian Koch__________________
D. Christian Koch
Chair, President and Chief Executive Officer

AGREED AND ACCEPTED:
_ /s/ Nicholas Shears ___________________
Nicholas J. Shears

Dated: August 9, 2022______________________

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